UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of Earliest Event Reported): September 28, 2016 (September 23, 2016)

moleculin biotech, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-37758	47-4671997
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

2575 WEST BELLFORT, SUITE 333, HOUSTON TX 77054

(Address of principal executive offices and zip code)

(713) 300-5160

(Registrant’s telephone number, including area code)

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 23, 2016, the Board of Directors of Moleculin Biotech, Inc. (the “Company”), after receiving the recommendation of the Compensation Committee of the Board of Directors, approved the following policy for compensating non-employee members of the Board:

•	Each non-employee director shall receive annual cash compensation of $30,000. In addition, the chair person of the Audit Committee, Compensation Committee and Nominating and Governance Committee shall receive an annual payment of $15,000, $10,000 and $7,500, respectively, and the other members of such committees shall receive an annual payment of $7,500, $5,000 and $3,750, respectively.

•	Upon the initial appointment (or election) of non-employee directors to the Board, the director will be issued a 10-year option to purchase 20,000 shares of the Company's common stock, under the Company's 2015 Stock Plan, with 3-year annual vesting and an exercise price equal the closing price of the Company's common stock on the date of the appointment (or election). All non-employee directors serving as of September 23, 2016, the date of the initial adoption of the policy, received the foregoing initial stock option grant as of such date.

•	Annually, on the date of the Company’s annual meeting, each non-employee director will be issued a 10-year option to purchase 15,000 shares of the Company's common stock, under the Company's 2015 Stock Plan, with 3-year annual vesting and an exercise price equal the closing price of the Company's common stock on the date of the annual meeting.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLECULIN BIOTECH, INC.

Date: September 28, 2016
	By:	/s/ Jonathan Foster
Jonathan Foster
Chief Financial Officer

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